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Exhibit 99.2

        ELECTION FORM

This Election Form and Form W-9 is being delivered in connection with the Agreement and Plan of Merger ("Merger Agreement") between priceline.com Incorporated ("priceline.com"), KAYAK Software Corporation ("KAYAK"), and Produce Merger Sub, Inc. ("Merger Sub"), pursuant to which KAYAK will merge with and into Merger Sub.

Method of delivery of the Election Form is at the option and risk of the owner thereof.

            See Instruction 1.

If delivering by mail:	If delivering by hand or courier:
American Stock Transfer & Trust Company, LLC Operations Center Attn: Reorganization Department P.O. Box 2042 New York, New York 10272-2042	American Stock Transfer & Trust Company, LLC Operations Center Attn: Reorganization Department 6201 15th Avenue Brooklyn, New York 11219

THIS FORM AND THE ENCLOSED FORM W-9 MUST BE SUBMITTED BY 5:00 PM, EASTERN STANDARD TIME, ON FEBRUARY 26, 2013, UNLESS YOU ARE NOTIFIED OF AN EARLIER DEADLINE.

 ELECTION OPTIONS (MARK ONLY ONE BOX):

☐ ALL STOCK ELECTION: Exchange all shares of KAYAK Class A common stock or Class B common stock for shares of priceline.com common stock, plus cash in lieu of any fractional shares ("Stock Election").

☐ ALL CASH ELECTION: Exchange all shares of KAYAK Class A common stock or Class B common stock for cash ("Cash Election").

☐ COMBINATION STOCK/CASH ELECTION: Exchange shares of KAYAK Class A common stock or Class B common stock for shares of priceline.com common stock and the remainder for cash ("Combination Election"). (Please write in the blank the number of shares of KAYAK Class A common stock and/or Class B common stock you would like to exchange for priceline.com common stock.)

☐ NO ELECTION: No preference with respect to the receipt of either priceline.com common stock or cash.

IMPORTANT: YOUR ELECTION IS SUBJECT TO CERTAIN LIMITS AND ALLOCATION PROCEDURES SET FORTH IN THE MERGER AGREEMENT, AND YOU MAY NOT RECEIVE THE FORM OF CONSIDERATION THAT YOU ELECT FOR ALL OR A PORTION OF YOUR SHARES OF KAYAK CLASS A COMMON STOCK OR CLASS B COMMON STOCK. IF YOU DO NOT SELECT AN OPTION OR SELECT MORE THAN ONE, IT WILL BE ASSUMED THAT AS TO THESE SHARES YOU HAVE NO PREFERENCE AND THE SHARES SHALL BE DESIGNATED NO ELECTION SHARES. NO ELECTION SHARES WILL BE EXCHANGED FOR EITHER CASH, SHARES OF PRICELINE.COM COMMON STOCK OR A COMBINATION OF BOTH CASH AND STOCK IN ACCORDANCE WITH THE ALLOCATION PROVISIONS SET FORTH IN THE MERGER AGREEMENT.

It is understood that this election is subject to the terms, conditions and limitations set forth in the Merger Agreement and this Election Form. In particular, all elections are subject to the limitation that, on an aggregate basis, 33% of the shares of KAYAK Class A common stock and Class B common stock will be converted into cash. KAYAK cannot, therefore, ensure that all KAYAK stockholders will receive their election choices. Any adjustments to the elections will be made in accordance with the allocation and proration procedures set forth in the Merger Agreement that is attached as Annex A to the proxy statement/prospectus. If you do not return a properly completed and executed election form by the election deadline, you will be deemed to have expressed no preference and you may receive cash, priceline.com common stock or a combination of both cash and priceline.com common stock.

Signature	Date	Signature (Joint Owners)	Date

For assistance call Georgeson, 199 Water Street, 26th Floor, New York, NY 10038, (888) 293-6908 (Toll Free). Banks and Brokerage Firms call (212) 440-9800.

DESCRIPTION OF SHARES TO BE EXCHANGED

Name(s) and Address(es) of Registered Owner(s) (If blank, please fill in exactly as name(s) appear(s) on share certificate(s))	Shares to be Exchanged (attach additional list if necessary)

Certificated Shares**

	Certificate Number(s)*	Total Number of Shares Represented by Certificate(s)*	Number of Shares To be Exchanged**	Book-Entry Shares

Total Shares

*
Need not be completed by book-entry stockholders.

**
Unless otherwise indicated, it will be assumed that all shares of KAYAK Class A common stock and Class B common stock represented by certificates described above are being exchanged.

 INSTRUCTIONS

        1.    Time in which to Make an Election.    To be effective, a properly completed Election Form must be received by the Exchange Agent not later than 5:00 PM Eastern Standard Time on February 26, 2013 ("Election Deadline"), unless you are notified in writing of an earlier Election Deadline. Holders of KAYAK Class A and Class B common stock ("KAYAK common stock") whose Election Form is not received by the Election Deadline or who revoke their Election Form will be considered No Election Stockholders. See Instruction (5) below. A properly completed Form W-9 also must be received the Exchange Agent by the Election Deadline, unless you are notified in writing of an earlier Election Deadline. The method of delivery of all documents is at the option and risk of the KAYAK stockholder, but if sent by mail, registered mail, properly insured, with return receipt requested, is recommended.

        2.    Do not Send in Stock Certificates Now.    Do not send in your stock certificate(s), if any, representing shares of KAYAK common stock ("KAYAK stock certificate(s)") with this Election Form. If the merger is approved and you hold stock certificates representing your shares of KAYAK common stock, then you will be sent a letter of transmittal that will include instructions for sending in your KAYAK stock certificate(s) at a later date. The letter of transmittal is separate from this Election Form. If you hold book-entry shares of KAYAK common stock you will not be required to deliver a KAYAK stock certificate and you will not be sent a letter of transmittal. For more information about the exchange and payment procedures, please see "The Merger Agreement—Exchange and Payment Procedures" in the proxy statement/prospectus.

        3.    Election Options.    In the area marked "Election Options," indicate whether you would like to receive in exchange for your shares of KAYAK common stock, only shares of priceline.com common stock, only cash, a combination of common stock and cash or "No Election." Mark only one selection. The Merger Agreement limits the amount of cash and the number of shares of priceline.com common stock that can be issued in the Merger, and it may not be possible for all elections to be honored in full. To find out more about these limits and the allocation method that will be used, please see "The Merger—Merger Consideration" in the proxy statement/prospectus.

        4.    Change or Revocation of Election.    A holder of shares of KAYAK common stock who has made an election may at any time prior to the Election Deadline change such election by submitting to the Exchange Agent a revised Election Form, properly completed and signed, that is received by the Exchange Agent prior to the Election Deadline.

        5.    Shares as to which no Election is Made.    Holders of shares of KAYAK common stock who mark the "No Election" box on this Election Form, who fail to submit a properly completed Election Form by the Election Deadline, or who revoke their previously submitted Election Form and fail to submit a revised Election Form ("No Election Stockholder"), shall have their shares of KAYAK common stock converted into either cash, shares of priceline.com common stock or a combination of both cash and shares of priceline.com common stock in accordance with the allocation provisions set forth in the Merger Agreement. In addition, a holder who does not submit an Election Form for all of his or her shares will be deemed to be a No Election Stockholder with respect to those shares for which an Election Form is not submitted.

        6.    Signatures.    The signature (or signatures, in the case of certificates owned by two or more joint holders of certificates for which a joint Election Form is submitted) on the Election Form should correspond exactly with the name(s) as written on the face of the applicable stock certificate(s), or if shares are held in book-entry form, the name(s) as set forth on the holder's account with KAYAK's transfer agent, unless the shares of KAYAK common stock described on this Election Form have been assigned by the registered holder(s), in which event this Election Form should be signed in exactly the same form as the name of the last transferee indicated on the transfer attached to or endorsed on the certificate(s).

        If this Election Form is signed by a trustee, executor, administrator, guardian, officer of a corporation, attorney-in-fact or by any others acting in a representative or fiduciary capacity, the person signing, unless he or she is the registered owner, must give such person's full title in such capacity, and appropriate evidence of authority to act in such capacity must be forwarded to the Exchange Agent with this Election Form.

        7.    Lost, Destroyed, Mutilated or Stolen Share Certificates.    If any share certificate has been lost, destroyed, mutilated or stolen, the stockholder should promptly notify the Exchange Agent, American Stock Transfer & Trust Company at (800) 937-5449. The stockholder will then be instructed as to the steps that must be taken in order to replace the share certificate. This Election Form and the Letter of Transmittal and related documents cannot be processed until the procedures for replacing lost, mutilated, destroyed or stolen share certificates have been followed.

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  Exhibit 99.2
ELECTION OPTIONS (MARK ONLY ONE BOX)
INSTRUCTIONS